Exhibit 99.1

Revolve Group Announces First Quarter 2023 Financial Results

Los Angeles, CA – May 3, 2023 - Revolve Group, Inc. (NYSE: RVLV), the next-generation fashion retailer for Millennial and Generation Z consumers, today announced financial results for the first quarter ended March 31, 2023.

“We achieved excellent progress on rebalancing our inventory position and generated exceptional cash flow in the first quarter, despite a macroeconomic environment that became increasingly challenging as the quarter progressed, leading to deceleration in our net sales momentum,” said co-founder and co-CEO Mike Karanikolas.

“Supported by our strong profitability and cash flow that truly stand out within the fashion e-commerce sector, we are continuing to innovate and leverage new technologies while executing on several important growth, brand-building and efficiency initiatives that we believe will further strengthen our foundation for profitable growth over the long term,” said co-founder and co-CEO Michael Mente.

First Quarter 2023 Financial Summary

	Three Months Ended March 31,
	2023	2022	YoY Change
	(in thousands, except percentages)
Net sales	$279,609	$283,498	(1%)
Gross profit	$139,220	$154,411	(10%)
Gross margin	49.8%	54.5%
Net income	$14,172	$22,568	(37%)
Adjusted EBITDA (non-GAAP financial measure)	$15,010	$31,543	(52%)
Net cash provided by operating activities	$48,829	$53,797	(9%)
Free cash flow (non-GAAP financial measure)	$47,681	$52,727	(10%)

Operational Metrics

	Three Months Ended March 31,
	2023	2022	YoY Change
	(in thousands, except average order value and percentages)
Active customers (trailing 12 months)	2,424	2,041	19%
Total orders placed	2,278	2,156	6%
Average order value	$288	$288	—

Additional First Quarter 2023 Metrics and Results Commentary

•
Active customers increased by 84,000 during the first quarter of 2023, growing to 2,424,000 as of March 31, 2023, an increase of 19% year-over-year.
•
Net sales were $279.6 million, a year-over-year decrease of 1% against a very difficult prior-year comparison yet representing a four-year compound annual growth rate of 19% since the first quarter of 2019.
•
Gross profit was $139.2 million, a year-over-year decrease of 10%.
•
Gross margin was 49.8%, a year-over-year decrease of 468 basis points, primarily reflecting a lower mix of net sales at full price in the first quarter of 2023 as compared to the first quarter of 2022.
•
Net income was $14.2 million, a year-over-year decrease of 37%, a comparison that was impacted by the lower gross margin and an increase in operating expenses year-over-year, partially offset by an increase in other income due primarily to an insurance reimbursement.
•
Adjusted EBITDA was $15.0 million, a year-over-year decrease of 52%.
•
Diluted earnings per share (EPS) was $0.19, a year-over-year decrease of 37%.

Additional Net Sales Commentary

•
REVOLVE segment net sales were $231.7 million, a year-over-year decrease of 3%.
•
FWRD segment net sales were $48.0 million, a year-over-year increase of 5%.
•
Domestic net sales decreased 5% year-over-year and international net sales increased 16% year-over-year.

Cash Flow and Balance Sheet

•
Net cash provided by operating activities was $48.8 million and free cash flow was $47.7 million. Our strong cash flow generation benefitted from favorable working capital movements, including a meaningful decrease in inventory during the first quarter. The cash flow metrics were our second highest for any first quarter, yet trailed the record first quarter cash flow from the prior-year period primarily due to lower net income year-over-year.
•
Cash and cash equivalents: The strong cash flow generation has further strengthened our balance sheet and liquidity. Cash and cash equivalents as of March 31, 2023 were $283.3 million, an increase of $48.6 million, or 21%, from December 31, 2022 and an increase of $12.7 million, or 5%, from $270.6 million as of March 31, 2022. Our balance sheet as of March 31, 2023 remains debt free.
•
Inventory as of March 31, 2023 was $190.2 million, a decrease of $25.1 million, or 12%, from December 31, 2022, and an increase of $10.9 million year-over-year, or 6%, from the inventory balance of $179.2 million as of March 31, 2022. We believe we are making continued progress in our efforts to balance our inventory, highlighted by a meaningful reduction in the spread between our inventory growth rate year-over-year and our net sales decline year-over-year in the first quarter of 2023 on a sequential quarter basis when compared to the fourth quarter of 2022.

Additional trend information regarding Revolve Group's first quarter of 2023 financial results and operating metrics is available in the Q1 2023 Financial Highlights presentation available on our investor relations website: https://investors.revolve.com/events-and-presentations/default.aspx

Results Since the End of the First Quarter of 2023

Net sales in April 2023 decreased approximately 7% year-over-year against a difficult prior-year comparison and amidst an increasingly uncertain macroeconomic environment highlighted by consumer inflationary pressures, U.S. Department of Commerce reports of decelerating consumer spending on apparel in recent months and continued foreign exchange headwinds year-over-year.

Conference Call Information

Revolve Group management will host a call today at 4:30 pm ET / 1:30 pm PT to discuss today’s results in more detail. To participate, please dial (888) 330-2454 within the United States or (240) 789-2714 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 3102771. The conference call will also be accessible, live via audio broadcast, on the Investor Relations section of the Revolve Group website at investors.revolve.com. A replay of the conference call will be available online at investors.revolve.com. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing (800) 770-2030 within the United States or (647) 362-9199 outside the United States. The replay conference ID is 3102771.

Forward-Looking Statements

This press release contains ''forward-looking statements'' within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our inventory balance and macroeconomic uncertainties, and our future growth and profitability. Forward-looking statements include statements containing words such as "expect," "anticipate," "believe," "project," "will" and similar expressions intended to identify forward-looking statements. These forward-looking statements are based on our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to changing economic conditions and their impact on consumer demand and our business, operating results and financial condition; the impact of the COVID-19 pandemic and other health crises on our business, operations and financial results; demand for our products; supply chain challenges; inflation; Russia’s war against Ukraine; our fluctuating operating results; seasonality in our business; our ability to acquire products on reasonable terms; our e-commerce business model; our ability to attract customers in a cost effective manner; the strength of our brand; competition; fraud; system interruptions; our ability to fulfill orders; and other risks and uncertainties included under the caption "Risk Factors" and elsewhere in our filings with the Securities and Exchange Commission, or SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2022 and our subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2023, which we expect to file with the SEC on May 3, 2023. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA and free cash flow.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods.

For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release.

Definitions of our non-GAAP financial measures and other operating metrics are presented below.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income before other (income) expense, net; taxes; and depreciation and amortization; adjusted to exclude the effects of equity-based compensation expense and certain non-routine items. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes an item that we do not consider to be indicative of our core operating performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less cash used in purchases of property and equipment. We view free cash flow as an important indicator of our liquidity because it measures the amount of cash we generate. Free cash flow also reflects changes in working capital.

Active Customers

We define an active customer as a unique customer account from which a purchase was made across our platform at least once in the preceding 12-month period. In any particular period, we determine our number of active customers by counting the total number of customers who have made at least one purchase in the preceding 12-month period, measured from the last date of such period. We view the number of active customers as a key indicator of our growth, the reach of our sites, the value proposition and consumer awareness of our brand, the continued use of our sites by our customers and their desire to purchase our products.

Total Orders Placed

We define total orders placed as the total number of orders placed by our customers, prior to product returns, across our platform in any given period. We view total orders placed as a key indicator of the velocity of our business and an indication of the desirability of our products and sites to our customers. Total orders placed, together with average order value, is an indicator of the net sales we expect to recognize in a given period.

Average Order Value

We define average order value as the sum of the total gross sales from our sites in a given period, prior to product returns, divided by the total orders placed in that period. We believe our high average order value demonstrates the premium nature of our product assortment. Average order value varies depending on the site through which we sell merchandise, the mix of product categories sold, the number of units in each order, the percentage of sales at full price, and for sales at less than full price, the level of markdowns.

About Revolve Group, Inc.

Revolve Group, Inc. (NYSE: RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted premium lifestyle brand and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast yet curated offering of apparel, footwear, accessories, beauty and home products. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers and more than 1,000 emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two complementary segments, REVOLVE and FWRD, that leverage one platform. Through REVOLVE, we offer an assortment of premium apparel, footwear, accessories and beauty products from emerging, established and owned brands. Through FWRD, we offer an assortment of curated and elevated iconic and emerging luxury brands. For more information, visit www.revolve.com.

Contacts:

Investors:

Erik Randerson, CFA

562.677.9513

IR@revolve.com

Media:

Jennifer Walker

revolve@walkerdrawas.com

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Net sales	$279,609	$283,498
Cost of sales	140,389	129,087
Gross profit	139,220	154,411
Operating expenses:
Fulfillment	9,071	7,290
Selling and distribution	51,458	46,586
Marketing	38,343	45,250
General and administrative	28,092	26,835
Total operating expenses	126,964	125,961
Income from operations	12,256	28,450
Other income, net	(6,585)	(516)
Income before income taxes	18,841	28,966
Provision for income taxes	4,669	6,398
Net income	$14,172	$22,568
Earnings per share of Class A and Class B common stock:
Basic	$0.19	$0.31
Diluted	$0.19	$0.30
Weighted average number of shares of Class A and Class B common stock outstanding:
Basic	73,370	73,264
Diluted	74,379	74,803

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$283,321	$234,724
Accounts receivable, net	8,080	5,421
Inventory	190,152	215,224
Income taxes receivable	978	2,974
Prepaid expenses and other current assets	64,799	59,874
Total current assets	547,330	518,217
Property and equipment (net of accumulated depreciation of $14,260 and $13,081 as of March 31, 2023 and December 31, 2022, respectively)	8,768	8,934
Right-of-use lease assets	41,559	22,964
Intangible assets, net	1,696	1,600
Goodwill	2,042	2,042
Other assets	1,249	807
Deferred income taxes	24,754	24,754
Total assets	$627,398	$579,318
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$49,099	$50,789
Income taxes payable	2,597	229
Accrued expenses	35,519	38,266
Returns reserve	73,925	63,381
Current lease liabilities	4,434	5,844
Other current liabilities	26,687	22,577
Total current liabilities	192,261	181,086
Non-current lease liabilities	39,198	18,659
Total liabilities	231,459	199,745
Stockholders' equity:
Class A common stock, $0.001 par value; 1,000,000,000 shares authorized as of March 31, 2023 and December 31, 2022; 40,802,654 and 40,766,510 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	41	41
Class B common stock, $0.001 par value; 125,000,000 shares authorized as of March 31, 2023 and December 31, 2022; 32,597,119 and 32,597,119 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	33	33
Additional paid-in capital	111,777	110,338
Retained earnings	284,088	269,161
Total stockholders' equity	395,939	379,573
Total liabilities and stockholders’ equity	$627,398	$579,318

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2023	2022
Operating activities:
Net income	$14,172	$22,568
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,218	1,102
Equity-based compensation	1,278	1,491
Changes in operating assets and liabilities:
Accounts receivable	(2,659)	(6,747)
Inventories	25,072	(7,986)
Income taxes receivable	1,996	2,909
Prepaid expenses and other current assets	(4,925)	(16,013)
Other assets	(442)	(361)
Accounts payable	(1,690)	20,781
Income taxes payable	2,368	2,761
Accrued expenses	(2,747)	6,723
Returns reserve	10,544	20,330
Right-of-use lease assets and current and non-current lease liabilities	534	(52)
Other current liabilities	4,110	6,291
Net cash provided by operating activities	48,829	53,797
Investing activities:
Purchases of property and equipment	(1,148)	(1,070)
Net cash used in investing activities	(1,148)	(1,070)
Financing activities:
Proceeds from the exercise of stock options, net	161	126
Net cash provided by financing activities	161	126
Effect of exchange rate changes on cash and cash equivalents	755	(701)
Net increase in cash and cash equivalents	48,597	52,152
Cash and cash equivalents, beginning of period	234,724	218,455
Cash and cash equivalents, end of period	$283,321	$270,607
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes, net of refund	$255	$713
Operating leases	$1,795	$1,369
Supplemental disclosure of non-cash activities:
Lease assets obtained in exchange for new operating lease liabilities	$20,452	$11,105

REVOLVE GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

The following table summarizes our net sales and gross profit for each of our reportable segments (in thousands):

	Three Months Ended March 31,
Net sales	2023	2022
REVOLVE	$231,653	$237,740
FWRD	47,956	45,758
Total	$279,609	$283,498

Gross profit
REVOLVE	$120,236	$133,693
FWRD	18,984	20,718
Total	$139,220	$154,411

The following table lists net sales by geographic area (in thousands):

	Three Months Ended March 31,
	2023	2022
United States	$226,716	$237,875
Rest of the world	52,893	45,623
Total	$279,609	$283,498

REVOLVE GROUP, INC. AND SUBSIDIARIES

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Three Months Ended March 31,
	2023	2022
	(in thousands, except average order value and percentages)
Gross margin	49.8%	54.5%
Adjusted EBITDA	$15,010	$31,543
Free cash flow	$47,681	$52,727
Active customers	2,424	2,041
Total orders placed	2,278	2,156
Average order value	$288	$288

REVOLVE GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation of non-GAAP Adjusted EBITDA to net income for the three months ended March 31, 2023 and 2022 is as follows:

	Three Months Ended March 31,
	2023	2022
	(in thousands)
Net income	$14,172	$22,568
Excluding:
Other income, net	(6,585)	(516)
Provision for income taxes	4,669	6,398
Depreciation and amortization	1,218	1,102
Equity-based compensation	1,278	1,491
Non-routine items(1)	258	500
Adjusted EBITDA	$15,010	$31,543

(1)	Non-routine items in the three months ended March 31, 2023 and 2022 relate to an accrual for a legal matter.

A reconciliation of non-GAAP free cash flow to net cash provided by operating activities for the three months ended March 31, 2023 and 2022 is as follows:

	Three Months Ended March 31,
	2023	2022
	(in thousands)
Net cash provided by operating activities	$48,829	$53,797
Purchases of property and equipment	(1,148)	$(1,070)
Free cash flow	$47,681	$52,727
Net cash used in investing activities	$(1,148)	$(1,070)
Net cash provided by financing activities	$161	$126